                                                                    EXHIBIT 2.1














                          MASTER TRANSACTION AGREEMENT


                                 BY AND BETWEEN

                             THOMAS INDUSTRIES INC.

                                       AND

                         THE GENLYTE GROUP INCORPORATED

ARTICLE I DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1.      Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II     RELATED AGREEMENTS AND CLOSING . . . . . . . . . . . . . . . .  4
     2.1.      Related Agreements . . . . . . . . . . . . . . . . . . . . . .  4
     2.2.      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THOMAS . . . . . . . . . . .  5
     3.1.      Authority  . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.2.      Validity . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.3.      Due Organization . . . . . . . . . . . . . . . . . . . . . . .  6
     3.4.      Brokers and Finders  . . . . . . . . . . . . . . . . . . . . .  6
     3.5.      Opinion of Financial Advisor . . . . . . . . . . . . . . . . .  6
     3.6.      Information Supplied for Joint Proxy Statement . . . . . . . .  6
     3.7.      Representations and Warranties . . . . . . . . . . . . . . . .  6

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF GENLYTE. . . . . . . . . . .  7
     4.1.      Authority  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     4.2.      Validity . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     4.3.      Due Organization . . . . . . . . . . . . . . . . . . . . . . .  7
     4.4.      Brokers and Finders  . . . . . . . . . . . . . . . . . . . . .  7
     4.5.      Opinion of Financial Advisor . . . . . . . . . . . . . . . . .  8
     4.6.      Information Supplied for Joint Proxy Statement . . . . . . . .  8
     4.7.      Representations and Warranties . . . . . . . . . . . . . . . .  8

ARTICLE V      ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . .  8
     5.1.      Interim Conduct of Business. . . . . . . . . . . . . . . . . .  8
     5.2.      Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     5.3.      Stockholders' Approvals  . . . . . . . . . . . . . . . . . . . 11
     5.4.      Agreement To Cooperate . . . . . . . . . . . . . . . . . . . . 12
     5.5.      Public Statements  . . . . . . . . . . . . . . . . . . . . . . 12
     5.6.      Notifications  . . . . . . . . . . . . . . . . . . . . . . . . 12
     5.7.      Joint Proxy Statement; Stockholders Meetings . . . . . . . . . 12
     5.8.      Alternative Proposals. . . . . . . . . . . . . . . . . . . . . 13

ARTICLE VI     CONDITIONS PRECEDENT TO OBLIGATIONS OF THOMAS. . . . . . . . . 14
     6.1.      Stockholder Approval . . . . . . . . . . . . . . . . . . . . . 14
     6.2.      Accuracy of Warranties and Performance of Covenants. . . . . . 14
     6.3.      No Pending Action  . . . . . . . . . . . . . . . . . . . . . . 14
     6.4.      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     6.5.      Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . 14
     6.6.      Condition of Business and Assets . . . . . . . . . . . . . . . 14
     6.7.      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.8.      Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.9.      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.10.     Related Agreements . . . . . . . . . . . . . . . . . . . . . . 15
     6.11.     Satisfaction of Counsel  . . . . . . . . . . . . . . . . . . . 15

ARTICLE VII    CONDITIONS PRECEDENT TO OBLIGATIONS OF GENLYTE. . . . . . .. . 15
     7.1.      Stockholder Approval . . . . . . . . . . . . . . . . . . . . . 15
     7.2.      Accuracy of Warranties and Performance of Covenants. . . . . . 15
     7.3.      No Pending Action  . . . . . . . . . . . . . . . . . . . . . . 16
     7.4.      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.5.      Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . 16
     7.6.      Condition of Business and Assets . . . . . . . . . . . . . . . 16
     7.7.      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.8.      Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.9.      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.11.     Related Agreements . . . . . . . . . . . . . . . . . . . . . . 17
     7.12.     Satisfaction of Counsel  . . . . . . . . . . . . . . . . . . . 17

ARTICLE VIII   TERMINATION BY PARTIES . . . . . . . . . . . . . . . . . . . . 17
     8.1.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . 17
     8.2.      Termination Fees . . . . . . . . . . . . . . . . . . . . . . . 19
     8.3.      Effect of Termination  . . . . . . . . . . . . . . . . . . . . 20

ARTICLE IX     GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . 21
     9.1.      Amendments and Waiver  . . . . . . . . . . . . . . . . . . . . 21
     9.2.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     9.3.      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     9.4.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 22
     9.5.      Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     9.6.      Successors and Assigns . . . . . . . . . . . . . . . . . . . . 22
     9.7.      Entire Transaction . . . . . . . . . . . . . . . . . . . . . . 22
     9.8.      Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . 23
     9.9.      Other Rules of Construction  . . . . . . . . . . . . . . . . . 23
     9.10.     Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . 23
     9.11.     Authorship . . . . . . . . . . . . . . . . . . . . . . . . . . 23

                          MASTER TRANSACTION AGREEMENT

     This Master Transaction Agreement is made and entered into this 28th day of April, 1998 by and between THOMAS INDUSTRIES INC., a Delaware corporation ("THOMAS"), and THE GENLYTE GROUP INCORPORATED, a Delaware corporation ("GENLYTE").

     WHEREAS, upon the terms and subject to the conditions set forth herein, the parties will form and capitalize GT Lighting, LLC, a Delaware limited liability company (the "COMPANY"), to engage in the business, operations and activities related to the manufacture, sale, marketing and distribution of consumer, commercial, industrial and outdoor lighting (collectively, the "BUSINESS") pursuant to a Limited Liability Company Agreement dated April 28, 1998 by and among Thomas, Genlyte and the Company (the "LLC AGREEMENT");

     WHEREAS, upon the terms and subject to the conditions set forth herein and in the Related Agreements, the Company will acquire the assets to be contributed by and assume certain liabilities of (i) Thomas pursuant to the Capitalization Agreement dated April 28, 1998 by and between the Company and Thomas (the "THOMAS CAPITALIZATION AGREEMENT") and (ii) Genlyte pursuant to the Capitalization Agreement dated April 28, 1998, by and between the Company and Genlyte (the "GENLYTE CAPITALIZATION AGREEMENT" and together with the Thomas Capitalization Agreement, the "CAPITALIZATION AGREEMENTS"); and

     WHEREAS, the parties desire to make certain representations and warranties to one another and provide for the coordination of the closing of all the transactions contemplated by this Agreement and the Related Agreements;

     NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as set forth below:


                                   ARTICLE I

                                   DEFINITIONS

     1.1. DEFINED TERMS. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is intended, the words, terms and phrases defined in this Section have the meanings set forth below:

          (A) "AFFILIATE" means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person.

          (B) "AGREEMENT" means this Master Transaction Agreement, as amended from time to time, including all schedules and exhibits hereto and documents referred to herein or therein.

          (C) "ALTERNATIVE PROPOSAL" has the meaning assigned to such term in Section 5.8(b).

          (D) "ALTERNATIVE TRANSACTION" has the meaning assigned to such term in Section 5.8(a).

          (E) "BUSINESS" has the meaning assigned to such term in the preamble.

          (F) "BUSINESS DAY" means any day on which commercial banks in the City of New York, New York, are open for business.

          (G) "CAPITALIZATION AGREEMENTS" has the meaning assigned to such term in the preamble.

          (H) "CHANGE OF CONTROL" shall mean with respect to a party the occurrence of any of the following events: (i) an acquisition (whether directly from such party or otherwise) of any voting securities of such party (the "VOTING SECURITIES") by any "PERSON" (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has or would have "BENEFICIAL OWNERSHIP" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of such party's then outstanding Voting Securities; (ii) the individuals who, as of the date hereof, are members of the Board of Directors of such party (the "INCUMBENT BOARD"), cease for any reason to constitute at least seventy-five percent (75%) of the Board of Directors; provided, however, a "Change of Control" shall not be deemed to occur if any of such individuals voluntarily fail to stand for re-election or resign or if the aggregate number of Directors is reduced so long as, after giving effect to such failure to stand for re-election, resignation or reduction, at least seventy-five percent (75%) of the remaining Directors are members of the Incumbent Board; provided, further however, that if the election, or nomination for election, by such party's stockholders of any new director was approved by a vote of at least seventy-five percent (75%) of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; provided further, however, that an individual shall not be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "ELECTION CONTEST" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a "PROXY CONTEST") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
     (iii) the consummation of, or agreement to consummate: (A) a merger, consolidation, share exchange or reorganization of such party in which the stockholders of such party, as a group, cease to hold a majority equity interest in the surviving entity; (B) a liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, such party; or (C) the sale or other disposition of all or substantially all of the assets of such party to any Person (other than a transfer to a subsidiary); or (iv) any other change in "control" of such party. For purposes of the immediately preceding clause, the term "control" shall have the meaning ascribed thereto pursuant to Rule 405 of the rules and regulations of the SEC promulgated pursuant to the Securities Act of 1933, as amended.

          (I)       "CLOSING" has the meaning assigned to such term in
     Section 2.2.

          (J)       "CLOSING DATE" has the meaning assigned to such term in
     Section 2.2.

          (K) "COMPANY" means GT Lighting, LLC, a Delaware limited liability company.

          (L) " CONTRACT" has the meaning assigned to such term in the Genlyte Capitalization Agreement and the Thomas Capitalization Agreement, as the case may be.

          (M) "CONTRIBUTED ASSETS" means the Thomas Contributed Assets and the Genlyte Contributed Assets.

          (N) "CONTRIBUTED BUSINESSES" means the Thomas Contributed Business and the Genlyte Contributed Business.

          (O) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          (P) "GENLYTE" means The Genlyte Group Incorporated, a Delaware corporation.

          (Q) "GENLYTE AGREEMENTS" has the meaning assigned to such term in Section 4.1.

          (R) "GENLYTE CAPITALIZATION AGREEMENT" has the meaning assigned to such term in the preamble.

          (S) "GENLYTE CONTRIBUTED ASSETS" means the assets to be contributed by Genlyte pursuant to the Genlyte Capitalization Agreement.

          (T) "GENLYTE CONTRIBUTED BUSINESS" means the Business of Genlyte as defined in the Genlyte Capitalization Agreement.

          (U) "GENLYTE REPRESENTATIVES" has the meaning assigned to such term in Section 5.2(a).

          (V) "INTEREST" has the meaning assigned to such term in the LLC Agreement.

          (W) "JOINT PROXY STATEMENT" means the Joint Proxy Statement of Thomas and Genlyte to be filed with the SEC under the Exchange Act, pursuant to which each of Thomas and Genlyte will seek stockholder approval of the transactions contemplated hereby.

          (X) "LAWS" means any federal, state, local or foreign law, rule, regulation, judgment, code, ruling, statute, order or ordinance or other requirement.

          (Y) "MATERIAL ADVERSE EFFECT" means any adverse circumstance or consequence that, individually or in the aggregate, has an effect that is material to the financial condition, results of operations, assets or business of the Contributed Business of the party at issue taken as a whole.

          (Z) "PERSON" means any individual, partnership, limited liability company, corporation, cooperative, trust, estate, joint venturer or other entity.

          (AA) "POTENTIAL ACQUIROR" has the meaning assigned to such term in Section 5.8(b).

          (BB) "RELATED AGREEMENTS" means the Thomas Agreements and the Genlyte Agreements.

          (CC) "SECURITIES ACT" means the Securities Act of 1933, as amended.

          (DD)      "SEC" means the Securities and Exchange Commission.

          (EE) "THOMAS" means Thomas Industries Inc., a Delaware corporation.

          (FF) "THOMAS AGREEMENTS" has the meaning assigned to such term in Section 3.1.

          (GG) "THOMAS CAPITALIZATION AGREEMENT" has the meaning assigned to such term in the preamble.

          (HH) "THOMAS CONTRIBUTED ASSETS" means the assets to be contributed by Thomas pursuant to the Thomas Capitalization Agreement.

          (II) "THOMAS CONTRIBUTED BUSINESS" means the Business as defined in the Thomas Capitalization Agreement.

          (JJ) "THOMAS REPRESENTATIVES" has the meaning assigned to such term in Section 5.2(a).


                                   ARTICLE II

                         RELATED AGREEMENTS AND CLOSING

     2.1. RELATED AGREEMENTS. (a) The LLC Agreement, the Thomas Capitalization Agreement and the Genlyte Capitalization Agreement are being executed and delivered simultaneously herewith.

     (b) In addition, at Closing, the parties will execute and deliver all of the other documents and agreements required to be delivered on or prior to Closing pursuant to this Agreement and the Related Agreements.

     2.2. CLOSING. The contribution of assets to and the assumption of liabilities by, the Company and the issuance of the Interests to Thomas and Genlyte contemplated by the Capitalization Agreements and the LLC Agreement (the "CLOSING") shall take place at the offices of McCarter & English, LLP on the fifth business day following the satisfaction or waiver of all conditions to the obligations of the parties to the transactions contemplated hereby commencing at 10:00 a.m., local time on such date, or at such other date or time or other place as the parties may mutually agree upon in writing, such date being hereinafter referred to as the "CLOSING DATE"; provided, however, that either Thomas or Genlyte shall have the right, in their sole discretion, to delay the Closing for any reasonable reason and for any reasonable period of time. Notwithstanding the foregoing, if all of the conditions to Closing as set forth in Articles VI and VII have been satisfied, the Closing shall occur no later than December 31, 1998. Upon consummation, the Closing shall be deemed to take place as of the opening of business on the Closing Date.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THOMAS

     Thomas hereby represents and warrants to Genlyte as of the date hereof and as of the Closing Date, as set forth below. The representations and warranties set forth below shall survive the Closing.

     3.1. AUTHORITY. Thomas has full capacity, right, corporate power and authority, without the consent of any other Person, to execute and deliver this Agreement, the LLC Agreement, the Thomas Capitalization Agreement, the Services Agreement and any other agreement to which it is a party (collectively, the "THOMAS AGREEMENTS"), and to carry out the transactions contemplated hereby and thereby. Except with respect to the approval of the stockholders of Thomas, all corporate and other acts or proceedings required to be taken by Thomas to authorize the execution, delivery and performance of this Agreement, the Thomas Agreements and the documents to be delivered at Closing and all transactions contemplated hereby and thereby have been duly and properly taken.

     3.2. VALIDITY. This Agreement and the Thomas Agreements have been, and the documents to be delivered at Closing will be, duly executed and delivered by Thomas and constitute lawful, valid and legally binding obligations of Thomas, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the Thomas Agreements and the consummation of the transactions contemplated hereby and thereby will not result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any indebtedness or other obligation of Thomas and are not prohibited by, do not violate or conflict with any provision of, do not constitute a default under or a breach of and do not impair the rights under (a) the Certificate of Incorporation or By-laws of Thomas, (b) any Contract, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any Law applicable to Thomas. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Thomas of this Agreement and the Thomas Agreements or the consummation by Thomas of the transactions contemplated hereby and thereby, except as set forth in
Schedule 3.1.3 of the Thomas Capitalization Agreement.

     3.3. DUE ORGANIZATION. Thomas is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full corporate power and authority and all requisite licenses, permits and franchises to own, lease and operate its assets and to carry on its business.

     3.4. BROKERS AND FINDERS. Except for the fees and expenses payable to Salomon Smith Barney, which fees are reflected in its agreement with Thomas (a true and correct copy of which has been provided to Genlyte), Thomas has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Thomas to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to Salomon Smith Barney, there is no claim for payment by Thomas of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations related to this Agreement or the consummation of the transactions contemplated hereby.

     3.5. OPINION OF FINANCIAL ADVISOR. The financial advisor of Thomas, Salomon Smith Barney, has rendered an opinion to the Board of Directors of Thomas to the effect that, as of the date thereof, the Interest to be received by Thomas pursuant to the Thomas Capitalization Agreement is fair from a financial point of view to Thomas; it being understood and acknowledged by Genlyte that such opinion has been rendered for the benefit of the Board of Directors of Thomas and is not intended to, and may not, be relied upon by Genlyte or its Affiliates.

     3.6. INFORMATION SUPPLIED FOR JOINT PROXY STATEMENT. None of the information supplied or to be supplied by Thomas for inclusion or incorporation by reference in the Joint Proxy Statement to be filed with the SEC by Thomas and Genlyte in connection with the stockholder meetings of Thomas and Genlyte to be held in connection with this Agreement and the transactions contemplated hereby will, at the date mailed to stockholders, or at the time of such meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will, as of its mailing date, comply as to form in all material respects with all Laws, including the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Thomas with respect to information supplied by Genlyte or the stockholders of Genlyte for inclusion therein.

     3.7. REPRESENTATIONS AND WARRANTIES The representations and warranties of Thomas set forth in the Thomas Capitalization Agreement are true and correct; provided, however, that following the Closing Date, the remedies for breach of such representations and warranties shall be governed by the Thomas Capitalization Agreement.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF GENLYTE

     Genlyte hereby represents and warrants to Thomas as of the date hereof and as of the Closing Date, as set forth below. The representations and warranties set forth below shall survive the Closing.

     4.1. AUTHORITY. Genlyte has full capacity, right, corporate power and authority, without the consent of any other Person, to execute and deliver this Agreement, the LLC Agreement, the Genlyte Capitalization Agreement, the Services Agreement and any other agreement to which it is a party (collectively, the "GENLYTE AGREEMENTS"), and to carry out the transactions contemplated hereby and thereby. Except with respect to the approval of the stockholders of Genlyte, all corporate and other acts or proceedings required to be taken by Genlyte to authorize the execution, delivery and performance of this Agreement, the Genlyte Agreements and the documents to be delivered at Closing and all transactions contemplated hereby and thereby have been duly and properly taken.

     4.2. VALIDITY. This Agreement and the Genlyte Agreements have been, and the documents to be delivered at Closing will be, duly executed and delivered by Genlyte and constitute lawful, valid and legally binding obligations of Genlyte, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the Genlyte Agreements and the consummation of the transactions contemplated hereby and thereby will not result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any indebtedness or other obligation of Genlyte and are not prohibited by, do not violate or conflict with any provision of, do not constitute a default under or a breach of and do not impair the rights under
(a) the Certificate of Incorporation or By-laws of Genlyte, (b) any Contract,
(c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any Law applicable to Genlyte. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Genlyte of this Agreement and the Genlyte Agreements or the consummation by Genlyte of the transactions contemplated hereby and thereby, except as set forth in Schedule 3.1.3 of the Genlyte Capitalization Agreement.

     4.3. DUE ORGANIZATION. Genlyte is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full corporate power and authority and all requisite licenses, permits and franchises to own, lease and operate its assets and to carry on its business.

     4.4. BROKERS AND FINDERS. Except for the fees and expenses payable to Donaldson, Lufkin & Jenrette Securities Corporation, which fees are reflected in its agreement with Genlyte (a true and correct copy of which has been provided to Thomas), Genlyte has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Genlyte to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to Donaldson, Lufkin & Jenrette Securities Corporation, there is no claim for payment by Genlyte of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations related to this Agreement or the consummation of the transactions contemplated hereby.

     4.5. OPINION OF FINANCIAL ADVISOR. The financial advisor of Genlyte, Donaldson, Lufkin & Jenrette Securities Corporation, has rendered an opinion to the Board of Directors of Genlyte to the effect that the consideration to be received by Genlyte pursuant to the Genlyte Capitalization Agreement is fair from a financial point of view to Genlyte; it being understood and acknowledged by Thomas that such opinion has been rendered for the benefit of the Board of Directors of Genlyte and is not intended to, and may not, be relied upon by Thomas or its Affiliates.

     4.6. INFORMATION SUPPLIED FOR JOINT PROXY STATEMENT. None of the information supplied or to be supplied by Genlyte for inclusion or incorporation by reference in the Joint Proxy Statement to be filed with the SEC by Thomas and Genlyte in connection with the stockholder meetings of Thomas and Genlyte to be held in connection with this Agreement and the transactions contemplated hereby will, at the date mailed to stockholders, or at the time of such meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will, as of its mailing date, comply as to form in all material respects with all Laws, including the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Genlyte with respect to information supplied by Thomas or the stockholders of Thomas for inclusion therein.

     4.7. REPRESENTATIONS AND WARRANTIES The representations and warranties of Genlyte set forth in the Genlyte Capitalization Agreement are true and correct; provided, however, that following the Closing Date, the remedies for breach of such representations and warranties shall be governed by the Genlyte Capitalization Agreement.


                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1. INTERIM CONDUCT OF BUSINESS. (a) From the date hereof until the Closing, each of Thomas and Genlyte shall preserve, protect and maintain their respective Contributed Business consistent with prior practice and in the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions expressly approved in writing by the other party or pursuant to Section 5.8, Thomas and Genlyte shall, with respect to their respective Contributed Business:

          (i) maintain inventories at current levels, except sales in the ordinary course of business, and maintain the properties of their

     Contributed Business and Contributed Assets in good repair, order and condition, reasonable wear and tear excepted;

          (ii) maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees of the Contributed Business, all liability and other casualty insurance, and all bonds on personnel of the Contributed Business, presently carried;

          (iii) except as set forth on Schedule 5.1, not merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, nor otherwise acquire, any corporation, partnership, or other business organization or division thereof;

          (iv) except as set forth on Schedule 5.1, not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, or grant an option with respect to, any of the Contributed Business' assets, properties, rights or claims, except for inventory and other assets sold in the ordinary course of business;

          (v) preserve intact the organization and reputation of the Contributed Business and use its reasonable commercial efforts to keep available the services of the present executives, employees and agents of the Contributed Business and preserve the good will of suppliers, customers and others having business relationships with the Contributed Business;

          (vi) pay accounts payable and other obligations of the Contributed Business when they become due and payable in the ordinary course of business consistent with prior practice;

          (vii) not grant any security interest, lien, charge, encumbrance or claim on any assets of the Contributed Business, except in the ordinary course of business and consistent with prior practice;

          (viii) maintain the Contributed Business' books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

          (ix) not enter into, amend or terminate, or agree to enter into, amend or terminate any Contract; provided, however, that the foregoing shall not prohibit the termination or extension of any Contract necessary to the Contributed Business arising in the ordinary course of business and consistent with past practice;

          (x) except as set forth on Schedule 5.1, not declare, set aside or pay any dividend or make any other distribution with respect to their capital stock or the capital stock of their respective Affiliates, except dividends made in the ordinary course;

          (xi) perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Contributed Business or its assets, and comply in all material respects with all Laws applicable to the Assets, except where non-performance or non-compliance would not have a Material Adverse Effect;

          (xii) not enter into, amend or terminate any employment, bonus, severance or retirement contract or arrangement, nor increase any salary or other form of compensation payable or to become payable to any executives or employees of the Contributed Business other than in the ordinary course of business;

          (xiii) not take any action or intentionally omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth under the Genlyte Capitalization Agreement or the Thomas Capitalization Agreement, as the case may be, or in the failure or inability of the parties to consummate the transactions contemplated hereby; or

          (xiv) not incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, except for borrowings under or refinancing of, the existing credit facilities of Thomas or Genlyte, as the case may be, up to the existing borrowing limit on the date hereof, current liabilities and contractual obligations in the ordinary course.

     (b) Nothing contained in this Agreement shall give Thomas, directly or indirectly, rights to control or direct Genlyte's Contributed Business. Prior to the Closing Date, Genlyte shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its Contributed Business.

     (c) Nothing contained in this Agreement shall give Genlyte, directly or indirectly, rights to control or direct Thomas' Contributed Business. Prior to the Closing Date, Thomas shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its Contributed Business.

     5.2.      ACCESS.

     (a) Subject to applicable law, Genlyte shall afford to Thomas and its accountants, counsel, financial advisors and other representatives (the "THOMAS REPRESENTATIVES") and Thomas shall afford to Genlyte and its accountants, counsel, financial advisors and other representatives (the "GENLYTE REPRESENTATIVES") full access during normal business hours with reasonable notice throughout the period prior to the Closing Date to all of their respective properties, books, contracts, commitments and records and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed with or received by any of them from the SEC in connection with the transactions contemplated by this Agreement and (ii) such other information concerning their respective businesses, properties and personnel as Thomas or Genlyte, as the case may be, shall reasonably request; provided, however, that no investigation pursuant to this Section 5.2 shall amend or modify any representations or warranties made herein or in the Related Agreements or the conditions to the obligations of the respective parties to consummate the transactions contemplated hereby and thereby. Thomas shall hold and shall use its reasonable commercial efforts to cause the Thomas Representatives to hold, and Genlyte shall hold and shall use its reasonable commercial efforts to cause Genlyte Representatives to hold, in strict confidence all non-public documents and information furnished to Thomas or to Genlyte, as the case may be, in connection with the transactions contemplated by this Agreement, except that (i) Thomas and Genlyte may disclose such information as may be necessary in connection with seeking any required approvals, consents or financings, and (ii) each of Thomas and Genlyte may disclose any information that it is required by Law or judicial or administrative order to disclose. Neither Thomas nor Genlyte shall use or knowingly permit the use of such non-public information or other confidential or proprietary knowledge of the other party for any purpose other than in connection with the transactions contemplated hereby without the prior consent of the other parties hereto; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party's duties, shall not be subject to this Section 5.2(a).

     (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all non-public written material provided pursuant to this Section 5.2 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Thomas or Genlyte based on the information in such material shall be destroyed (and Thomas and Genlyte shall use their respective reasonable commercial efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable commercial efforts) shall be certified in writing by an authorized officer supervising such destruction. The last two sentences of Section 5.2(a) and the provisions of Section 5.2(b) shall survive any termination of this Agreement.

     5.3. STOCKHOLDERS' APPROVALS. (a) Subject to the fiduciary duties of the Board of Directors of Thomas under applicable Law, Thomas shall, as promptly as practicable, submit the transactions contemplated by this Agreement and the Thomas Agreements for the approval of its stockholders at a meeting of stockholders and shall use its reasonable best efforts to obtain stockholder approval and adoption of the transactions contemplated by this Agreement and the Thomas Agreements. Subject to the fiduciary duties of the Board of Directors of Thomas under applicable Law, such meeting of stockholders shall be held as soon as practicable. Thomas shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders at the earliest practicable date. Subject to the fiduciary duties of the Board of Directors of Thomas under applicable Law, Thomas shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement.

     (b) Subject to the fiduciary duties of the Board of Directors of Genlyte under applicable Law, Genlyte shall, as promptly as practicable, submit the transactions contemplated by this Agreement and the Genlyte Agreements for the approval of its stockholders at a meeting of stockholders and shall use its reasonable best efforts to obtain stockholder approval and adoption of the transactions contemplated by this Agreement and the Genlyte Agreements. Subject to the fiduciary duties of the Board of Directors of Genlyte under applicable Law, such meeting of stockholders shall be held as soon as practicable. Genlyte shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders at the earliest practicable date. Subject to the fiduciary duties of the Board of Directors of Genlyte under applicable Law, Genlyte shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement.

     5.4. AGREEMENT TO COOPERATE. Subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of Genlyte and Thomas, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Thomas and Genlyte and their respective Affiliates, all necessary or appropriate waivers, consents and approvals, to effect all necessary filings and submissions and to lift any injunction or other legal bar to the transactions contemplated hereby and contemplated by the Related Agreements. Each party agrees to use all reasonable efforts to comply with each of their respective covenants and agreements contained in the Related Agreements.

     5.5. PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

     5.6. NOTIFICATIONS. Each party shall notify the other party and keep it advised as to (a) any litigation or administrative proceeding that is either pending or, to its knowledge, threatened against such party which challenges the transactions contemplated hereby; (b) any material damage to or destruction of its Contributed Business; (c) any breach of its own representations and warranties set forth herein or in any of the Related Agreements; and (d) any fact of which such party has knowledge that indicates that any condition to Closing is reasonably likely not to be satisfied in a timely fashion. No disclosure by any party pursuant to this Section 5.6, however shall be deemed to amend or supplement any schedules or to prevent or cure any misrepresentations, breach of warranty or breach of covenant contained herein or in the Related Agreements.

     5.7. JOINT PROXY STATEMENT; STOCKHOLDERS MEETINGS. Thomas and Genlyte shall promptly prepare and file with the SEC the Joint Proxy Statement in preliminary form. Each party shall use its commercially reasonable efforts to respond to any comments of the SEC staff with respect thereto, in order to permit mailing to stockholders of the definitive Joint Proxy Statement as promptly as practicable. Prior to the date of approval of the transactions contemplated hereby by their respective stockholders, each of Thomas and Genlyte shall correct promptly any information provided by it to be used specifically in the Joint Proxy Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Joint Proxy Statement so as to correct the same and to cause the Joint Proxy Statement as so corrected to be disseminated to the stockholders of Thomas and Genlyte, in each case, to the extent required by applicable Law.

     5.8. ALTERNATIVE PROPOSALS. Each of Thomas and Genlyte hereby agree that:

     (a) After the date hereof and prior to the Closing Date or earlier termination of this Agreement, such party shall not, and shall not permit any of its Affiliates to, and such party shall, and shall cause each of its Affiliates to, cause each officer, director and employee of such party and its Affiliates, and each attorney, accountant, investment banker, financial advisor and other agent retained by them, not to, directly or indirectly, initiate, solicit or encourage or take any other action to knowingly facilitate or intentionally engage in any discussion in relation to, any inquiries or the submission of any proposal or offer to acquire or operate all or any material part of its Contributed Business or to acquire any Person (including such party) that directly or indirectly owns all or any part of its Contributed Business, whether by merger, share exchange, purchase of stock, purchase of assets, tender offer, joint venture or otherwise, and whether for cash, securities or any other consideration or combination thereof, if such transaction would be materially inconsistent with or preclusive of the transactions contemplated hereby (any such inconsistent or preclusive transaction being referred to herein as an "ALTERNATIVE TRANSACTION"). Such party will immediately cease and cause to be terminated any existing initiation, solicitation, encouragement, discussions or negotiations with parties other than the other party hereto with respect to Alternative Transactions.

     (b) Notwithstanding the provisions of Section 5.8(a), in response to a proposal for an Alternative Transaction (an "ALTERNATIVE PROPOSAL") that is unsolicited and made after the date hereof and prior to the stockholder vote,
(i) such party may engage in discussions or negotiations regarding such Alternative Proposal with the Person who makes such Alternative Proposal (a "POTENTIAL ACQUIROR"); and (ii) such party may furnish to any Potential Acquiror (subject to the execution of a confidentiality agreement containing confidentiality provisions substantially similar to the confidentiality provision of this Agreement or any other confidentiality agreements between the parties) confidential or non-public information concerning such party or its Affiliates, if such party's Board of Directors, after consulting with its outside legal counsel and receiving the written advice of such counsel, determines in good faith that the failure to provide such confidential or non-public information to or negotiate with, a Potential Acquiror would be reasonably likely to constitute a breach of its fiduciary duty to such party's stockholders. It is understood and agreed by the parties that negotiations and other activities conducted in accordance with this Section 5.8(b) shall not constitute a violation of Sections 5.1 or 5.8(a).

     (c) Such party shall immediately notify the other party of its receipt of any Alternative Proposal or any request for confidential or non-public information relating to such party or its Affiliates in connection with an Alternative Proposal or for access to the properties, books or records of such party or any Affiliate by any Person that it is considering making, or has made, an Alternative Proposal and prior to providing such access shall obtain a confidentiality agreement with such Person.


                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF THOMAS

     Each and all of the obligations of Thomas to consummate the transactions contemplated by this Agreement and the Related Agreements are subject to fulfillment prior to or at the Closing of the following conditions:

     6.1. STOCKHOLDER APPROVAL. The transactions contemplated by this Agreement and the Related Agreements shall have been approved and adopted by the requisite vote of the stockholders of Thomas and Genlyte under applicable Law.

     6.2. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Genlyte contained herein and in the Related Agreements shall be true, correct and accurate in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as if made on and as of the Closing Date. The Company and Genlyte shall have performed all of the obligations and complied in all material respects with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing pursuant to this Agreement and the Related Agreements.

     6.3. NO PENDING ACTION. No court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling Genlyte and Thomas shall use their commercially reasonable efforts to lift), in each case temporarily or permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Related Agreements.

     6.4. CONSENTS. All consents by third parties that are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination of any Contract, shall have been obtained or provided for, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company following the Closing Date.

     6.5. REGULATORY APPROVALS. All regulatory agencies shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby and such actions shall remain in full force and effect and shall be reasonably satisfactory in form and substance to Thomas and its counsel.

     6.6. CONDITION OF BUSINESS AND ASSETS. The Contributed Businesses and the Contributed Assets shall not have been adversely affected in any way by any act of God, fire, flood, accident, war, labor disturbance, legislation (proposed or enacted), or other event or occurrence, whether or not covered by insurance, and there shall have been no change in the Contributed Assets or the Contributed Businesses, their financial condition or prospects, taken as a whole, which would have a Material Adverse Effect thereon.

     6.7. LITIGATION. Neither Thomas nor the Company nor any of the Contributed Assets shall have been made a party or subject to any litigation related to Genlyte or its Affiliates, which is reasonably expected to have a Material Adverse Effect.

     6.8. FINANCING. The Company shall have in place on or prior to the Closing Date, a credit facility, including a working capital line of credit, in an amount which is appropriate given the outstanding indebtedness of the Company on the Closing Date, the contemplated growth, including acquisitions, and the nature and size of the Company, on such terms as are reasonably acceptable to Thomas and Genlyte.

     6.9. INSURANCE. The Company shall have in place general liability, workers' compensation, product liability and directors and officers insurance policies and other insurance policies reasonably necessary to operate the Business, which are in amounts and subject to deductibles and self-insured retentions customarily maintained for businesses of the size of the Company in the industry in which it competes.

     6.10. RELATED AGREEMENTS. All of the conditions precedent contained in any of the Related Agreements shall have been satisfied or waived and the Closing or effectiveness of the Related Agreements shall occur simultaneously with the Closing.

     6.11. SATISFACTION OF COUNSEL. All corporate and other actions and proceedings in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to counsel for Thomas, and Thomas shall have received all such resolutions, documents and instruments, or copies thereof, certified if requested, as its counsel shall have requested.


                                   ARTICLE VII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF GENLYTE

     Each and all of the obligations of Genlyte to consummate the transactions contemplated by this Agreement and the Related Agreements are subject to fulfillment prior to or at the Closing of the following conditions:

     7.1. STOCKHOLDER APPROVAL. The transactions contemplated by this Agreement and the Related Agreements shall have been approved and adopted by the requisite vote of the stockholders of Thomas and Genlyte under applicable Law.

     7.2. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Thomas contained herein and in the Related Agreements shall be true, correct and accurate in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as if made on and as of the Closing Date. The Company and Thomas shall have performed all of the obligations and complied in all material respects with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing pursuant to this Agreement and the Related Agreements.

     7.3. NO PENDING ACTION. No court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling Genlyte and Thomas shall use their commercially reasonable efforts to lift), in each case temporarily or permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Related Agreements.

     7.4. CONSENTS. All consents by third parties that are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination of any Contract, shall have been obtained or provided for, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company following the Closing Date.

     7.5. REGULATORY APPROVALS. All regulatory agencies shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby and such actions shall remain in full force and effect and shall be reasonably satisfactory in form and substance to Genlyte and its counsel.

     7.6. CONDITION OF BUSINESS AND ASSETS. The Contributed Businesses and the Contributed Assets shall not have been adversely affected in any way by any act of God, fire, flood, accident, war, labor disturbance, legislation (proposed or enacted), or other event or occurrence, whether or not covered by insurance, and there shall have been no change in the Contributed Assets or the Contributed Businesses, their financial condition or prospects, taken as a whole, which would have a Material Adverse Effect thereon.

     7.7. LITIGATION. Neither Genlyte nor the Company nor any of the Contributed Assets shall have been made a party or subject to any litigation related to Thomas or its Affiliates, which is reasonably expected to have a Material Adverse Effect.

     7.8. FINANCING. The Company shall have in place on or prior to the Closing Date, a credit facility, including a working capital line of credit, in an amount which is appropriate given the outstanding indebtedness of the Company on the Closing Date, the contemplated growth, including acquisitions, and the nature and size of the Company, on such terms as are reasonably acceptable to Thomas and Genlyte.

     7.9. INSURANCE. The Company shall have in place general liability, workers' compensation, product liability and directors and officers insurance policies and other insurance policies reasonably necessary to operate the Business, which are in amounts and subject to deductibles and self-insured retentions customarily maintained for businesses of the size of the Company in the industry in which it competes.

     7.10. AUDITED FINANCIAL STATEMENTS. The audited financial statements of Thomas' Contributed Business for the three years ended December 31, 1997 shall have been completed and shall not be materially different from the unaudited financial statements of Thomas' Contributed Business for the three-year period ended December 31, 1997, which unaudited financial statements have been provided to Genlyte.

     7.11. RELATED AGREEMENTS. All of the conditions precedent contained in any of the Related Agreements shall have been satisfied or waived and the Closing or effectiveness of the Related Agreements shall occur simultaneously with the Closing.

     7.12. SATISFACTION OF COUNSEL. All corporate and other actions and proceedings in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to counsel for Genlyte, and Genlyte shall have received all such resolutions, documents and instruments, or copies thereof, certified if requested, as its counsel shall have requested.


                                  ARTICLE VIII

                             TERMINATION BY PARTIES

     8.1. TERMINATION. This Agreement and the Related Agreements may be terminated and the transactions contemplated herein and therein may be abandoned at any time prior to the Closing:

          (a)       by mutual written consent of the parties hereto;

          (b)       [intentionally omitted];

          (c) by either Thomas or Genlyte in the event that the Closing does not occur for any reason on or before December 31, 1998; provided, however, that if the Closing does not occur due to the act or omission of one of the parties, that party may not terminate this Agreement pursuant to the provisions of this Section;

          (d) by Thomas, upon approval of the Thomas Board of Directors, if prior to stockholder approval (i) without violation of
     Section 5.8, Thomas shall have received after the date hereof an Alternative Proposal, (ii) the Thomas Board of Directors shall have determined, in the exercise of its good faith judgment and after consultation with its legal counsel and receipt of a written opinion from its financial advisors, that the Alternative Transaction contemplated by such Alternative Proposal (if consummated pursuant to its terms) would be more favorable from a financial point of view to Thomas or its stockholders, as applicable, than the transactions contemplated by this Agreement and (iii) Thomas shall have given Genlyte at least five (5) Business Days' prior written notice of the material terms and conditions of such Alternative Proposal and of its intention to terminate this Agreement pursuant to this provision, in order to effect such Alternative Proposal; provided, however, that such termination under this clause (d) shall not be effective, and Thomas shall not be entitled to enter into a definitive agreement providing for an Alternative Transaction, until Thomas has made payment to Genlyte of the fee required to be paid pursuant to Section 8.2(a);

          (e) by Genlyte, upon approval of the Genlyte Board of Directors, if prior to stockholder approval (i) without violation of
     Section 5.8, Genlyte shall have received after the date hereof an Alternative Proposal, (ii) the Genlyte Board of Directors shall have determined, in the exercise of its good faith judgment and after consultation with its legal counsel and receipt of a written opinion from its financial advisors, that the Alternative Transaction contemplated by such Alternative Proposal (if consummated pursuant to its terms) would be more favorable from a financial point of view to Genlyte or its stockholders, as applicable, than the transactions contemplated by this Agreement and (iii) Genlyte shall have given Thomas at least five (5) Business Days' prior written notice of the material terms and conditions of such Alternative Proposal and of its intention to terminate this Agreement pursuant to this provision, in order to effect such Alternative Proposal; provided, however, that such termination under this clause (e) shall not be effective, and Genlyte shall not be entitled to enter into a definitive agreement providing for an Alternative Transaction, until Genlyte has made payment to Thomas of the fee required to be paid pursuant to Section 8.2(b);

          (f) by Thomas, if the Genlyte Board of Directors or committee thereof shall have resolved to accept or recommended to the Genlyte stockholders an Alternative Proposal or shall have withdrawn or adversely modified or taken a public position materially inconsistent with its approval or recommendation to the stockholders of Genlyte of the transactions contemplated hereby or shall not have submitted this Agreement and the Genlyte Agreements and the transactions contemplated hereby and thereby for the approval of its stockholders at a meeting of stockholders or used its reasonable best efforts to obtain such stockholder approval;

          (g) by Genlyte, if the Thomas Board of Directors or committee thereof shall have resolved to accept or recommended to the Thomas stockholders an Alternative Proposal or shall have withdrawn or adversely modified or taken a public position materially inconsistent with its approval or recommendation to the stockholders of Thomas of the transactions contemplated hereby or shall not have submitted this Agreement and the Thomas Agreements and the transactions contemplated hereby and thereby for the approval of its stockholders at a meeting of stockholders or used its reasonable best efforts to obtain such stockholder approval;

          (h) by Thomas, if (i) a Change of Control of Genlyte shall have occurred, (ii) Genlyte shall have entered into a definitive agreement providing for, or publicly announced its intention to effect, any transaction involving a Change of Control of Genlyte or
     (iii) a tender offer or exchange offer shall have been commenced or publicly announced that, if consummated, would have the effect of a Change of Control of Genlyte;

          (i) by Genlyte, if (i) a Change of Control of Thomas shall have occurred, (ii) Thomas shall have entered into a definitive agreement providing for, or publicly announced its intention to effect, any transaction involving a Change of Control of Thomas or
     (iii) a tender offer or exchange offer shall have been commenced or publicly announced that, if consummated, would have the effect of a Change of Control of Thomas; or

          (j) by either party, if the approval of the stockholders of such party or the other party contemplated by Section 5.3 is not obtained at the applicable stockholders meeting, including adjournments thereof.

Any right of termination set forth above shall be exercised by written notice from the terminating party to the other party.

     8.2.      TERMINATION FEES.

     (a) If this Agreement is terminated by Thomas pursuant to Section 8.1(d) or by Genlyte pursuant to Section 8.1(g) or (i), then Thomas shall pay Genlyte a fee of $4.5 million plus documented expenses of Genlyte, which expenses shall not exceed $2.0 million in the aggregate; provided, however, that no fee shall be payable following a termination of this Agreement pursuant to
Section 8.1(i)(iii) unless and until the relevant tender offer or exchange offer has been consummated and a Change of Control of Thomas has occurred.

     (b) If this Agreement is terminated by Genlyte pursuant to Section 8.1(e) or by Thomas pursuant to Section 8.1(f) or (h), then Genlyte shall pay Thomas a fee of $6.5 million plus documented expenses of Thomas, which expenses shall not exceed $2.0 million in the aggregate; provided, however, that no fee shall be payable following a termination of this Agreement pursuant to Section 8.1(h)(iii) unless and until the relevant tender offer or exchange offer has been consummated and a Change of Control of Genlyte has occurred.

     (c) If this Agreement is terminated by Thomas due to the failure of Genlyte to obtain stockholder approval as set forth in Section 8.1(j), then Genlyte shall pay Thomas a fee of $3.25 million plus documented expenses of Thomas, which expenses shall not exceed $2.0 million in the aggregate.

     (d) If this Agreement is terminated by Genlyte due to the failure of Thomas to obtain stockholder approval as set forth in Section 8.1(j), then Thomas shall pay Genlyte a fee of $2.25 million plus documented expenses of Genlyte, which expenses shall not exceed $2.0 million in the aggregate.

     (e) If (i) this Agreement is terminated prior to the occurrence of the Closing for any reason other than pursuant to Section 8.1(a), (ii) prior to such date as is 270 days after such termination there shall occur a Change of Control of a party or a party shall enter into a definitive agreement providing for, or shall publicly announce its intention to effect, any transaction involving a Change of Control of such party or involving the sale or other disposition of all or substantially all of the Contributed Business or Contributed Assets of such party (including by transfer to a joint venture or similar arrangement) to or with an unaffiliated Person or a tender offer or exchange offer shall have been commenced or publicly announced that, if consummated, would result in a Change of Control of such party and (iii) no fee has previously been paid by such party pursuant to Section 8.2(a) or (b), then upon (and subject to) the occurrence of such Change of Control or the consummation of such transaction, to the extent applicable, Thomas will pay to Genlyte the fee and documented expenses set forth in Section 8.2(a) in the event of a Change of Control of Thomas and, to the extent applicable, Genlyte will pay to Thomas the fee and documented expenses set forth in Section 8.2(b) in the event of a Change of Control of Genlyte, less the amount of any fee previously paid pursuant to this Section 8.2 as a result of the failure to obtain stockholder approval.

     Any such amount shall be paid in cash by wire transfer in immediately available funds, (i) in the case of Section 8.1(d) or (e) or Section 8.2(c) or
(d), at or prior to the termination referred to therein and (ii) in the case of
Section 8.1(f), (g), (h) or (i) or Section 8.2(e), not later than five (5) Business Days after the obligation to make such payment arises.

     If one party fails to promptly pay to the other any fee due under this
Section 8.2, the defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

     In no event will either Thomas or Genlyte be entitled to receive more than $6.5 million or $4.5 million, as the case may be, plus documented expenses in each case of up to $2.0 million pursuant to this Section 8.2. This Section 8.2 is the sole and exclusive remedy with respect to a termination of this Agreement and the transactions contemplated hereby pursuant to Sections 8.1(d), (e), (f),
(g), (h), (i) and (j) and Section 8.2(e). In the event this Agreement is terminated and the termination fee is paid pursuant to Section 8.2, this Section
8.2 shall be the sole and exclusive remedy with respect to such termination and any other claim for breach of contract and representation and warranty and failure to perform or satisfy any covenant, agreement or other obligation contained in this Agreement or the Related Agreements.

     Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 8.1(c), the party not entitled to terminate under Section 8.1(c) shall have no rights under this Section 8.2(e).

     8.3. EFFECT OF TERMINATION. In the event of any termination of this Agreement as provided above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of any party, its Affiliates or their respective officers or directors; provided, however, that upon any such termination the obligations of the parties with respect to this Article VIII (including Section 8.2), the last two sentences of Section 5.2(a), Sections 3.4, 3.6, 4.4, 4.6, 5.2(b) and 9.3 and the Confidentiality Agreement previously entered into by and between Thomas and Genlyte shall remain in full force and effect and if the Company has been formed the parties shall dissolve it, or shall cause it to be dissolved; and provided, further, that subject to the last paragraph of Section 8.2 nothing herein will relieve any party from liability for damages for any breach of covenants or representations and warranties of this Agreement prior to Closing.


                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1.      AMENDMENTS AND WAIVER.

     (a) No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (b) The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect that party's right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     9.2. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be, personally delivered or sent by facsimile transmission with confirming copy sent by overnight courier (such as Express Mail, Federal Express, etc.) and a delivery receipt obtained and addressed to the intended recipient as follows:

          (a)       If to Genlyte:

                    The Genlyte Group Incorporated
                    2345 Vauxhall Road
                    P.O. Box 3148
                    Union, NJ  07083-1948
                    Attention:  Larry K. Powers
                    Telecopy No.:  (908) 810-4535

               With a copy to:

                    McCarter & English, LLP
                    Four Gateway Center
                    100 Mulberry Street
                    Newark, New Jersey
                    Attention:  Bart J. Colli, Esq.
                    Telecopy No.:  (973) 624-7070

          (b)       If to Thomas:

                    Thomas Industries Inc.
                    4360 Brownsboro Road
                    Louisville, Kentucky  40232
                    Attention:  Timothy C. Brown
                    Telecopy No.:  (502) 895-6618

               With a copy to:

                    McDermott, Will & Emery
                    227 West Monroe Street
                    Suite 4400
                    Chicago, Illinois  60606-5096
                    Attention:  Michael R. Fayhee, P.C.
                    Telecopy No.:  (312) 984-7700

Any party may change its address for receiving notice by written notice given to the others named above. Notices shall be deemed given as of the date of receipt.

     9.3. EXPENSES. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated herein, including fees of counsel, investment bankers and accountants. The expenses incurred in connection with printing and filing (but not preparing) the Joint Proxy Statement shall be shared equally by Thomas and Genlyte. The provisions of this Section shall survive any termination of this Agreement.

     9.4. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.5. CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be given meaning and do not form a part of this Agreement.

     9.6. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and permitted assigns. This Agreement shall not be assigned by either party hereto without the express prior written consent of the other party and any attempted assignment, without such consents, shall be null and void. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third-party beneficiary hereto.

     9.7. ENTIRE TRANSACTION. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof. All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement.

     9.8. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the state of Delaware, without giving effect to conflict of laws rules.

     9.9. OTHER RULES OF CONSTRUCTION. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "OR" is not exclusive. The word "INCLUDING" shall mean including, without limitation. The term "ORDINARY COURSE" means the ordinary course of the business consistent with the past practice of the respective Contributed Business. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.10. PARTIAL INVALIDITY. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     9.11. AUTHORSHIP. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

                             *          *          *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                              THOMAS INDUSTRIES INC.

                              By:
                              Its:


                              THE GENLYTE GROUP INCORPORATED

                              By:
                              Its:

                              LIST OF SCHEDULES
                                    TO THE
                          MASTER TRANSACTION AGREEMENT
                                    BETWEEN
                             THOMAS INDUSTRIES INC.
                                     AND
                         THE GENLYTE GROUP INCORPORATED
                           DATED AS OF APRIL 28, 1998



Schedule 5.1:  Activities Not Conducted in the Ordinary Course of Business